Exhibit 99.1

FOR IMMEDIATE RELEASE

Orion Properties Inc. Announces Third Quarter 2025 Results

- Completed 919,000 Square Feet of Leasing Year-to-Date, Including 303,000 Square Feet in the Third Quarter and 57,000 Square Feet Subsequent to Quarter End -
- Sold Eight Properties Year-to-Date for $64.4 Million, Including Three Properties in the Third Quarter for $21.8 Million and One Property for $15.7 Million Subsequent to Quarter End -
- Declares Dividend for Fourth Quarter 2025 -
- Improved 2025 Guidance Outlook -

Phoenix, AZ, November 6, 2025 -- Orion Properties Inc. (NYSE: ONL) (“Orion” or the “Company”), a fully-integrated real estate investment trust (“REIT”) which owns a diversified portfolio of single-tenant net lease office properties including dedicated use assets located across the United States, announced today its operating results for the quarter ended September 30, 2025.
Paul McDowell, Orion’s Chief Executive Officer, commented, “We continued to advance on our key priorities during the quarter, with a heavy focus on non-core asset sales and leasing activity as part of our ongoing portfolio transformation. Since our spin, we have sold 27 properties totaling 2.7 million square feet, including three properties totaling approximately 200,000 square feet during the latest quarter. We have also completed 3.8 million square feet in leasing activity since the spin through a combination of new and renewed leases. Our leasing and disposition pipelines remain robust. We have stabilized the portfolio, extended weighted average lease term and believe these efforts position us to generate sustained earnings growth in the future.”
Third Quarter 2025 Financial Overview
•Total revenues of $37.1 million
•Net loss attributable to common stockholders of $(69.0) million, or $(1.23) per share
•Funds from Operations (“FFO”) of $6.6 million, or $0.12 per diluted share
•Core FFO of $11.0 million, or $0.19 per diluted share
•EBITDA of $(45.4) million, EBITDAre of $15.1 million and Adjusted EBITDA of $17.4 million
•Net Debt to Annualized Year-to-Date Adjusted EBITDA of 6.75x
Financial Results
During the third quarter of 2025, the Company generated total revenues of $37.1 million, as compared to $39.2 million in the same quarter of 2024. The Company’s net loss attributable to common stockholders was $(69.0) million, or $(1.23) per share, during the third quarter of 2025, as compared to $(10.2) million, or $(0.18) per share in the same quarter of 2024. Core FFO for the third quarter of 2025 was $11.0 million, or $0.19 per diluted share, as compared to $12.0 million, or $0.21 per diluted share in the same quarter of 2024. Core FFO results for the nine months ended September 30, 2025 were $33.1 million, or $0.59 per diluted share, and include approximately $0.05 per diluted share of lease-related termination income. Included in the $0.05 per diluted share is $0.02 per diluted share associated with the simultaneous sale and early lease termination at the traditional office buildings in Fresno, California discussed in more detail under “Disposition Activity” below. The Company will recognize an additional $0.03 per diluted share of lease termination income from this transaction in the fourth quarter.

Leasing Activity
During the third quarter of 2025, the Company entered into the following lease transactions (square feet in thousands):

Location	New Lease or Renewal	Square Feet	Term (Years)	Expected Commencement or Previous Expiration	New Expected Expiration
Duluth, Georgia	Renewal	126	15.0	July 2026	July 2041
Kennesaw, Georgia	New Lease	80	5.4	April 2028	August 2033
Nashville, Tennessee	Renewal	69	7.0	January 2027	January 2034
Fort Worth, Texas	Renewal	16	15.0	January 2026	January 2041
Cocoa, Florida	Renewal	6	3.0	March 2025	March 2028
Parsippany, New Jersey	New Lease	3	15.7	December 2025	August 2041
The Woodlands, Texas	Renewal	3	3.3	June 2026	October 2029
Simultaneously with entering into the new lease at its property in Kennesaw, Georgia, the Company consented to a sublease of the Kennesaw property to the new tenant, which will run from September 2025 until commencement of the new lease.
Subsequent to quarter end, the Company completed a 1.5-year lease renewal for approximately 50,000 square feet at its property in San Antonio, Texas and a 5.5-year new lease for approximately 7,000 square feet at its property in The Woodlands, Texas.
Disposition Activity
During the third quarter of 2025, the Company closed on three property dispositions totaling approximately 200,000 square feet, which included two vacant or near-term vacant properties and one stabilized traditional office property, for an aggregate gross sales price of $21.8 million.
Subsequent to quarter end, the Company closed on the simultaneous sale and lease termination for one property located in Fresno, California for approximately 127,000 square feet and a gross sales price of $15.7 million and lease termination proceeds of $2.6 million. As of November 6, 2025, the Company has agreements in place to sell four Operating Properties for an aggregate gross sales price of $46.6 million, which includes three vacant or near-term vacant properties and one stabilized traditional office property. The Company’s pending sale agreements are subject to a variety of conditions outside of our control, such as the buyer’s satisfactory completion of its due diligence and therefore, it cannot provide any assurance the transactions will close on the agreed upon price or other terms, or at all.
Real Estate Portfolio
As of September 30, 2025, the Company’s real estate portfolio consisted of 63 Operating Properties as well as a 20% ownership interest in the Arch Street Joint Venture, comprising six properties. Annualized Base Rent was $113.9 million, with 67.0% of Annualized Base Rent derived from Investment-Grade Tenants and 33.9% derived from properties deemed to be dedicated use assets, or DUAs. The Company’s Occupancy Rate was 72.8%, or 74.5% adjusted for five Operating Properties that are currently under agreements to be sold or have been sold following September 30, 2025, and the Weighted Average Remaining Lease Term was 5.8 years.
As of September 30, 2025, the Arch Street Joint Venture properties had an Occupancy Rate of 100%, with 40.2% of Annualized Base Rent derived from Investment-Grade Tenants and a Weighted Average Remaining Lease Term of 6.6 years.
Balance Sheet and Liquidity
As of September 30, 2025, the Company had total debt of $508.9 million, comprised of:
•$355.0 million securitized mortgage loan collateralized by 19 properties and maturing in February 2027 (the “CMBS Loan”)
•$110.0 million under the Company’s credit facility revolver maturing in May 2026
•$18.0 million mortgage loan secured by the Company’s San Ramon, California property and maturing in December 2031 (the “San Ramon Loan”)
•$25.9 million which represents the Company’s proportionate share of mortgage indebtedness of the Arch Street Joint Venture maturing in November 2025 but may be extended until November 2026 if certain financial and operating covenants and other customary conditions are satisfied (as discussed below)

During September 2025, the Arch Street Joint Venture exercised the remaining option to extend the maturity date of the mortgage notes until November 27, 2026, and the lenders are working to confirm all extension conditions are met, including a maximum loan-to-value of 60% which may require the Arch Street Joint Venture to partially repay the mortgage notes to satisfy this condition.
As of September 30, 2025, the Company had $273.0 million of liquidity, comprising $33.0 million of cash and cash equivalents, including the Company’s proportionate share of cash from the Arch Street Joint Venture, as well as $240.0 million of available capacity on the credit facility revolver. The Company reduced its borrowings under the credit facility revolver to $92.0 million during October 2025.
Dividend
On November 5, 2025, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per share for the fourth quarter of 2025, payable on January 15, 2026, to stockholders of record as of December 31, 2025.
2025 Outlook
The Company is providing the following improved guidance estimates for 2025.

	Prior 2025 Guidance	Improved 2025 Guidance
Core FFO per share	$0.67 - $0.71	$0.74 - $0.76
Net Debt to Adjusted EBITDA	7.3x - 8.3x	6.7x - 7.2x
General and Administrative Expense	$19.5 million - $20.5 million	$19.5 million to $20.0 million
The Company’s 2025 General and Administrative Expense estimates include our normal budget for professional fees for the fourth quarter plus our expectations for incremental spend for non-routine matters. The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the SEC. The Company reminds investors that its guidance estimates include assumptions with regard to its shift in portfolio concentration towards more dedicated use assets, rent receipts and property operating expense reimbursements, the amount and timing of acquisitions, dispositions, leasing transactions, capital expenditures, interest rate fluctuations and expected borrowings, and other factors. These assumptions are uncertain and difficult to accurately predict and actual results may differ materially from our estimates. See “Forward-Looking Statements” below.
Webcast and Conference Call Information
Orion will host a webcast and conference call to review its results at 10:00 a.m. ET on Friday, November 7, 2025. The webcast and call will be hosted by Paul McDowell, Chief Executive Officer and President, and Gavin Brandon, Chief Financial Officer, Executive Vice President and Treasurer. To participate, the webcast can be accessed live by visiting the “Investors” section of Orion’s website at onlreit.com/investors. To join the conference call, callers from the United States and Canada should dial 1-844-539-3703, and international callers should dial 1-412-652-1273, ten minutes prior to the scheduled call time.
Replay Information
A replay of the webcast may be accessed by visiting the “Investors” section of Orion’s website at onlreit.com/investors. The conference call replay will be available after 1:00 p.m. ET on Friday, November 7, 2025 through 11:59 p.m. ET on Friday, November 21, 2025. To access the replay, callers may dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and use passcode, 13753246.
Non-GAAP Financial Measures
To supplement the presentation of the Company’s financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), this press release and the accompanying supplemental information as of and for the quarter ended September 30, 2025 (the “Supplemental Information Package”) contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, Funds Available for Distribution (“FAD”), Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”), and Adjusted EBITDA. Please see the attachments to this press release for how the Company defines these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measure.
About Orion Properties Inc.
Orion Properties Inc. is an internally-managed real estate investment trust engaged in the ownership, acquisition and management of a diversified portfolio of office properties located in high-quality suburban markets across the United States and leased primarily on a single-tenant net lease basis to creditworthy tenants. The Company’s portfolio is comprised of traditional office properties, as well as governmental, medical office, flex/laboratory and R&D and flex/

industrial properties. The Company was founded on July 1, 2021, spun-off from Realty Income (NYSE: O) on November 12, 2021 and began trading on the New York Stock Exchange on November 15, 2021. On March 5, 2025, the Company changed its name from Orion Office REIT Inc. to Orion Properties Inc. to better describe its broader investment strategy to shift its portfolio concentration over time away from traditional office properties, towards more dedicated use assets that have an office component. The Company is headquartered in Phoenix, Arizona and has an office in New York, New York. For additional information on the Company and its properties, please visit onlreit.com.
Investor Relations Contact:
Email: investors@onlreit.com
Phone: 602-675-0338

About the Data
This data and other information described herein are as of and for the three and nine months ended September 30, 2025, unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with the consolidated financial statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations sections contained in Orion Properties Inc.'s (the "Company," "Orion," "us," "our" and "we") Quarterly Reports on Form 10-Q for the periods ended September 30, 2025, June 30, 2025 and March 31, 2025 and Annual Report on Form 10-K for the year ended December 31, 2024.
Definitions
Annualized Base Rent is the monthly aggregate cash amount charged to tenants under our leases (including monthly base rent receivables and certain fixed contractually obligated reimbursements by our tenants), as of the final date of the applicable period, multiplied by 12, including the Company's proportionate share of such amounts related to the Unconsolidated Joint Venture. Annualized Base Rent is not indicative of future performance.
Average Capitalization Rate represents annualized average estimated Cash NOI of the property over the tenant's lease term divided by gross purchase or sale price, except that for certain triple and double net lease properties, the Average Capitalization Rate represents annualized average estimated cash rental revenue of the property over the tenant’s lease term divided by gross purchase or sale price.
Cash Capitalization Rate represents next 12 full months estimated Cash NOI of the property divided by gross purchase or sale price, except that for certain triple and double net lease properties, the Cash Capitalization Rate represents next 12 full months estimated cash rental revenue of the property divided by gross purchase or sale price.
CPI refers to a lease in which base rent is adjusted based on changes in a consumer price index.
Credit Rating of a tenant refers to the Standard & Poor's or Moody's credit rating and such rating also may reflect the rating assigned by Standard & Poor's or Moody's to the lease guarantor or the parent company as applicable.
Double Net Lease ("NN") is a lease under which the tenant agrees to pay all operating expenses associated with the property (e.g., real estate taxes, insurance, maintenance), but excludes some or all major repairs (e.g., roof, structure, parking lot, in each case, as further defined in the applicable lease).
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre") and Adjusted EBITDA
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. ("Nareit"), an industry trade group, has promulgated a supplemental performance measure known as Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate. Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP, adjusted for interest expense, income tax expense (benefit), depreciation and amortization, impairment write-downs on real estate, gains or losses from disposition of property and our proportionate share of EBITDAre adjustments related to the Unconsolidated Joint Venture. We calculated EBITDAre in accordance with Nareit's definition described above.
In addition to EBITDAre, we use Adjusted EBITDA as a non-GAAP supplemental performance measure to evaluate the operating performance of the Company. Adjusted EBITDA, as defined by the Company, represents EBITDAre, modified to exclude non-routine items such as transaction related expenses. We also exclude certain non-cash items such as impairments of intangible and right of use assets, gains or losses on derivatives, gains or losses on the extinguishment or forgiveness of debt, amortization of intangibles, above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities and our proportionate share of Adjusted EBITDA adjustments related to the Unconsolidated Joint Venture. Management believes that excluding these costs from EBITDAre provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. Therefore, EBITDAre and Adjusted EBITDA should not be considered as an alternative to net income (loss), as determined under GAAP. The Company uses Adjusted EBITDA as one measure of its operating performance when formulating corporate goals and evaluating the effectiveness of the Company's strategies. EBITDAre and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Enterprise Value equals the sum of the Implied Equity Market Capitalization and Net Debt, in each case, as of an applicable date.
Fixed Charge Coverage Ratio is (a) Adjusted EBITDA divided by (b) the sum of (i) Interest Expense, excluding non-cash amortization and (ii) secured debt principal amortization on Adjusted Principal Outstanding. Management believes that Fixed Charge Coverage Ratio is a useful supplemental measure of our ability to satisfy fixed financing obligations.

Fixed Dollar or Percent Increase refers to a lease that requires contractual rent increases during the term of the lease agreement. A Fixed Dollar or Percent Increase lease may include a period of free rent at the beginning or end of the lease.
Flat refers to a lease that requires equal rent payments, with no contractual increases, throughout the term of the lease agreement. A Flat lease may include a period of free rent at the beginning or end of the lease.
Funds Available for Distribution ("FAD")
Funds available for distribution, as defined by the Company, represents Core FFO, as defined below, modified to exclude capital expenditures and leasing costs, as well as certain non-cash items such as amortization of above market leases, net of amortization of below market lease liabilities, straight-line rental revenue, amortization of the Unconsolidated Joint Venture basis difference and our proportionate share of FAD adjustments related to the Unconsolidated Joint Venture. Management believes that adjusting these items from Core FFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management and provides useful information regarding the Company's ability to fund its dividend.
However, not all REITs calculate FAD and those that do may not calculate FAD the same way, so comparisons with other REITs may not be meaningful. FAD should not be considered as an alternative to net income (loss) or cash flow provided by (used in) operating activities as determined under GAAP.
Nareit Funds from Operations ("Nareit FFO" or "FFO") and Core Funds from Operations ("Core FFO")
Due to certain unique operating characteristics of real estate companies, as discussed below, Nareit has promulgated a supplemental performance measure known as FFO, which we believe to be an appropriate supplemental performance measure to reflect the operating performance of the Company. FFO is not equivalent to our net income (loss) as determined under GAAP.
Nareit defines FFO as net income (loss) computed in accordance with GAAP adjusted for gains or losses from disposition of real estate assets, depreciation and amortization of real estate assets, impairment write-downs on real estate, and our proportionate share of FFO adjustments related to the Unconsolidated Joint Venture. We calculate FFO in accordance with Nareit's definition described above.
In addition to FFO, we use Core FFO as a non-GAAP supplemental financial performance measure to evaluate the operating performance of the Company. Core FFO, as defined by the Company, excludes from FFO items that we believe do not reflect the ongoing operating performance of our business such as transaction related expenses, amortization of deferred financing costs, amortization of deferred lease incentives, net, equity-based compensation, amortization of premiums and discounts on debt, net and gains or losses on extinguishment of swaps and/or debt, and our proportionate share of Core FFO adjustments related to the Unconsolidated Joint Venture.
We believe that FFO and Core FFO allow for a comparison of the performance of our operations with other publicly-traded REITs, as FFO and Core FFO, or a substantially similar measure, are routinely reported by publicly-traded REITs, each adjust for items that we believe do not reflect the ongoing operating performance of our business and we believe are often used by analysts and investors for comparison purposes.
For all of these reasons, we believe FFO and Core FFO, in addition to net income (loss), as determined under GAAP, are helpful supplemental performance measures and useful in understanding the various ways in which our management evaluates the performance of the Company over time. However, not all REITs calculate FFO and Core FFO the same way, so comparisons with other REITs may not be meaningful. FFO and Core FFO should not be considered as alternatives to net income (loss) and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, Nareit, nor any other regulatory body has evaluated the acceptability of the exclusions used to adjust FFO in order to calculate Core FFO and its use as a non-GAAP financial performance measure.
GAAP is an abbreviation for generally accepted accounting principles in the United States.
Gross Lease is a lease under which the landlord is responsible for all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs).
Gross Real Estate Investments represent total gross real estate and related assets of Operating Properties and the Company's proportionate share of such amounts related to properties owned by the Unconsolidated Joint Venture, net of gross intangible lease liabilities. Gross Real Estate Investments should not be considered as an alternative to the Company's real estate investments balance as determined under GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
GSA CPI refers to a General Services Administration ("GSA") lease that includes a contractually obligated operating cost component of rent which is adjusted annually based on changes in a consumer price index.

Implied Equity Market Capitalization equals shares of common stock outstanding as of an applicable date, multiplied by the closing sale price of the Company's stock as reported on the New York Stock Exchange on such date.
Industry is derived from the Global Industry Classification Standard ("GICS") Methodology that was developed by Morgan Stanley Capital International ("MSCI") in collaboration with S&P Dow Jones Indices to establish a global, accurate, complete and widely accepted approach to defining industries and classifying securities by industry.
Interest Coverage Ratio equals Adjusted EBITDA divided by Interest Expense, excluding non-cash amortization. Management believes that Interest Coverage Ratio is a useful supplemental measure of our ability to service our debt obligations.
Interest Expense, excluding non-cash amortization is a non-GAAP measure that represents interest expense incurred on the outstanding principal balance of our debt and the Company's proportionate share of the Unconsolidated Joint Venture's interest expense incurred on its outstanding principal balance. This measure excludes the amortization of deferred financing costs, premiums and discounts, which is included in interest expense in accordance with GAAP. Interest Expense, excluding non-cash amortization should not be considered as an alternative to the Company's interest expense as determined under GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company's financial information prepared in accordance with GAAP.
Investment-Grade Tenants are those with a Credit Rating of BBB- or higher from Standard & Poor’s or a Credit Rating of Baa3 or higher from Moody’s. The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable.
Leased Rate equals the sum of Leased Square Feet divided by Rentable Square Feet and includes the Company’s proportionate share of such amounts related to the Unconsolidated Joint Venture, in each case, as of an applicable date.
Leased Square Feet is Rentable Square Feet leased for which revenue recognition has commenced in accordance with GAAP and signed leases for vacant space with future commencement dates and includes such amounts related to the Unconsolidated Joint Venture.
Modified Gross Lease is a lease under which the landlord is responsible for most expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs), but passes through some operating expenses to the tenant.
Month-to-Month refers to a lease that is outside of the contractual lease expiration, but the tenant has not vacated and continues to pay rent which may also include holdover rent if applicable.
Net Debt, Principal Outstanding and Adjusted Principal Outstanding
Principal Outstanding is a non-GAAP measure that represents the Company's outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums and discounts, financing and issuance costs, and related accumulated amortization. Adjusted Principal Outstanding includes the Company's proportionate share of the Unconsolidated Joint Venture's outstanding principal debt balance. We believe that the presentation of Principal Outstanding and Adjusted Principal Outstanding, which show our contractual debt obligations, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Principal Outstanding and Adjusted Principal Outstanding should not be considered as alternatives to the Company's consolidated debt balance as determined under GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
Net Debt is a non-GAAP measure used to show the Company's Adjusted Principal Outstanding, less all cash and cash equivalents and the Company's proportionate share of the Unconsolidated Joint Venture's cash and cash equivalents. Beginning in 2026, the Company intends to modify its definition and calculation of Net Debt to add restricted cash and the Company’s proportionate share of restricted cash from the Unconsolidated Joint Venture to the amounts that reduce the Company’s Adjusted Principal Outstanding under debt obligations. We believe that the presentation of Net Debt provides useful information to investors because our management reviews Net Debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.
Net Debt Leverage Ratio equals Net Debt divided by Gross Real Estate Investments.

Net Operating Income ("NOI") and Cash NOI
NOI is a non-GAAP performance measure used to evaluate the operating performance of a real estate company. NOI represents total revenues less property operating expenses and excludes fee revenue earned for services to the Unconsolidated Joint Venture, impairment, depreciation and amortization, general and administrative expenses, and transaction related expenses. Cash NOI excludes the impact of certain GAAP adjustments included in rental revenue, such as straight-line rental revenue, amortization of above-market intangible lease assets and below-market lease intangible liabilities, and amortization of deferred lease incentives. Cash NOI includes the proportionate share of such amounts from properties owned by the Unconsolidated Joint Venture. It is management's view that NOI and Cash NOI provide investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. NOI and Cash NOI should not be considered as an alternative to operating income in accordance with GAAP. Further, NOI and Cash NOI may not be comparable to similarly titled measures of other companies.
Non-Operating Properties refers to all properties owned and consolidated by the Company as of the applicable date which have been excluded from Operating Properties due to the properties being vacant and repositioned, redeveloped, developed or held for sale.
Occupancy Rate equals the sum of Occupied Square Feet divided by Rentable Square Feet and includes the Company's proportionate share of such amounts related to the Unconsolidated Joint Venture, in each case, as of an applicable date.
Occupied Square Feet is Rentable Square Feet leased for which revenue recognition has commenced in accordance with GAAP and includes such amounts related to the Unconsolidated Joint Venture.
Operating Properties refers to all properties owned and consolidated by the Company as of the applicable date, excluding Non-Operating Properties.
Property Operating Expense includes reimbursable and non-reimbursable costs to operate a property, including real estate taxes, utilities, insurance, repairs, maintenance, legal, property management fees, etc.
Rentable Square Feet is leasable square feet of Operating Properties and the Company's proportionate share of leasable square feet of properties owned by the Unconsolidated Joint Venture.
Triple Net Lease ("NNN") is a lease under which the tenant agrees to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs in accordance with the lease terms).
Unconsolidated Joint Venture or Arch Street Joint Venture means the Company's investment in the unconsolidated joint venture with an affiliate of Arch Street Capital Partners, LLC.
Unencumbered Asset Ratio equals Unencumbered Gross Real Estate Investments divided by Gross Real Estate Investments. Management believes that Unencumbered Asset Ratio is a useful supplemental measure of our overall liquidity and leverage.
Unencumbered Gross Real Estate Investments equals Gross Real Estate Investments, excluding Gross Real Estate Investments related to properties serving as collateral for the Company's CMBS Loan and San Ramon Loan and the Company's proportionate share of properties owned by the Unconsolidated Joint Venture that are pledged as collateral under mortgage debt. Unencumbered Gross Real Estate Investments includes otherwise unencumbered properties which are part of the unencumbered property pool under our credit facility and therefore generally are not available to simultaneously serve as collateral under other borrowings.
Weighted Average Remaining Lease Term is the number of years remaining on each respective lease as of the applicable date, weighted based on Annualized Base Rent and includes the years remaining on each of the respective leases of the Unconsolidated Joint Venture, weighted based on the Company's proportionate share of Annualized Base Rent related to the Unconsolidated Joint Venture.

Forward-Looking Statements
Information set forth herein includes “forward-looking statements” which reflect the Company's expectations and projections regarding future events and plans, future financial condition, results of operations, liquidity and business, including leasing and occupancy, acquisitions, dispositions, rent receipts, expected borrowings and financing costs and the payment of future dividends. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," "guidance," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available to the Company and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which may be difficult to predict and beyond the Company's control, that could cause actual events and plans or could cause the Company's business, 2025 financial outlook, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. These factors include, among other things, those discussed below. Information regarding historical rent collections should not serve as an indicator of future rent collections. We disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as may be required by law.
The following are some, but not all, of the assumptions, risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from those presented in the forward-looking statements:
•the risk of rising interest rates, including that our borrowing costs may increase and we may be unable to extend or refinance our debt obligations on favorable terms and in a timely manner, or at all, including our credit facility revolver which has no remaining extension options;
•the risk of inflation, including that our operating costs, such as insurance premiums, utilities, real estate taxes, capital expenditures and repair and maintenance costs, may rise;
•conditions associated with the global market, including an oversupply of office space, tenant credit risk and general economic conditions and geopolitical conditions;
•uncertainties regarding future actions that may be taken by Kawa Capital Management, Inc. in furtherance of its unsolicited proposal;
•the risk that recent changes in United States trade policy and the imposition of new tariffs continue to create disruption in macroeconomic conditions and could adversely impact our lenders, tenants and prospective tenants, and cause them to reduce or decline to do business with us or fail to meet their obligations to us;
•the extent to which changes in workplace practices and office space utilization, including remote and hybrid work arrangements, and changes in government budgetary priorities, will continue and the impact that may have on demand for office space at our properties;
•our ability to acquire new properties, convert certain vacant properties to multi-tenant use and sell non-core assets on favorable terms and in a timely manner, or at all;
•risks associated with acquisitions, including the risk that we may not be in a position, or have the opportunity in the future, to make suitable property acquisitions on advantageous terms and/or that such acquisitions will fail to perform as expected;
•our assumptions concerning tenant utilization and renewal probability of dedicated use assets, and our ability to successfully execute on our strategy to shift our portfolio concentration over time away from traditional office properties, towards more dedicated use assets;
•our ability to comply with the terms of our credit agreements or to meet the debt obligations on our properties;
•our ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms and in a timely manner, or at all;
•changes in the real estate industry and in performance of the financial markets and interest rates and our ability to effectively hedge against interest rate changes;
•the risk of tenants defaulting on their lease obligations, which is heightened due to our focus on single-tenant properties;
•our ability to renew leases with existing tenants or re-let vacant space to new tenants on favorable terms and in a timely manner, or at all;
•uncertainty as to whether the new Department of Government Efficiency, or DOGE, will lead to efforts by the General Services Administration to exercise termination options under or otherwise seek to terminate our leases with the United States Government or make it more likely the United States Government terminates the applicable lease at lease expiration;
•the cost of rent concessions, tenant improvement allowances and leasing commissions;
•the potential for termination of existing leases pursuant to tenant termination rights;

•the amount, growth and relative inelasticity of our expenses;
•risks associated with the ownership and development of real property;
•risks accompanying our investment in and the management of the Arch Street Joint Venture, our unconsolidated joint venture, in which we hold a non-controlling ownership interest, including that our joint venture partner may not be able to contribute its share of capital requirements;
•our ability to close pending real estate transactions, which may be subject to conditions that are outside of our control;
•we may change our dividend policy at any time, and therefore the amount, timing and continued payment of dividends are not assured;
•our properties may be subject to impairment charges;
•risks resulting from losses in excess of insured limits or uninsured losses;
•risks associated with the potential volatility of our common stock; and
•the risk that we may fail to maintain our income tax qualification as a real estate investment trust.
Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC’s website at www.sec.gov. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

ORION PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 30, 2025	December 31, 2024
Assets
Real estate investments, at cost:
Land	$187,415	$227,145
Buildings, fixtures and improvements	986,834	1,055,307
Total real estate investments, at cost	1,174,249	1,282,452
Less: accumulated depreciation	188,317	177,906
Total real estate investments, net	985,932	1,104,546
Accounts receivable, net	32,611	22,833
Intangible lease assets, net	80,102	95,944
Cash and cash equivalents	32,639	15,600
Restricted cash	30,126	41,570
Real estate assets held for sale, net	14,969	9,671
Other assets, net	46,414	46,258
Total assets	$1,222,793	$1,336,422

Liabilities and Equity
Mortgages payable, net	$371,772	$371,222
Credit facility revolver	110,000	119,000
Accounts payable and accrued expenses	40,300	31,585
Below-market lease liabilities, net	18,959	20,596
Distributions payable	1,126	5,633
Other liabilities, net	20,519	23,130
Total liabilities	562,676	571,166

Common stock	56	56
Additional paid-in capital	1,150,246	1,148,223
Accumulated other comprehensive loss	(17)	(15)
Accumulated deficit	(491,463)	(384,348)
Total stockholders' equity	658,822	763,916
Non-controlling interest	1,295	1,340
Total equity	660,117	765,256
Total liabilities and equity	$1,222,793	$1,336,422

ORION PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Rental	$36,918	$38,976	$111,817	$125,894
Fee income from unconsolidated joint venture	204	202	611	605
Total revenues	37,122	39,178	112,428	126,499
Operating expenses:
Property operating	17,284	16,643	49,629	48,399
General and administrative	4,607	4,468	14,341	13,961
Depreciation and amortization	14,709	19,913	45,659	83,031
Impairments	63,698	—	84,910	25,365
Transaction related	114	105	253	382
Total operating expenses	100,412	41,129	194,792	171,138
Other (expenses) income:
Interest expense, net	(7,880)	(8,170)	(24,052)	(24,374)
Gain on disposition of real estate assets	3,265	—	4,156	—
Loss on extinguishment of debt, net	—	—	—	(1,078)
Other (expense) income, net	(799)	208	(250)	580
Equity in loss of unconsolidated joint venture, net	(256)	(218)	(773)	(497)
Total other (expenses) income, net	(5,670)	(8,180)	(20,919)	(25,369)
Loss before taxes	(68,960)	(10,131)	(103,283)	(70,008)
Provision for income taxes	(67)	(76)	(200)	(226)
Net loss	(69,027)	(10,207)	(103,483)	(70,234)
Net income attributable to non-controlling interest	(8)	(10)	(16)	(16)
Net loss attributable to common stockholders	$(69,035)	$(10,217)	$(103,499)	$(70,250)

Weighted average shares outstanding - basic and diluted	56,313	55,948	56,204	55,887
Basic and diluted net loss per share attributable to common stockholders	$(1.23)	$(0.18)	$(1.84)	$(1.26)

ORION PROPERTIES INC.
FFO, CORE FFO AND FAD
(In thousands, except for per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss attributable to common stockholders	$(69,035)	$(10,217)	$(103,499)	$(70,250)
Adjustments:
Depreciation and amortization of real estate assets	14,681	19,875	45,566	82,929
Gain on disposition of real estate assets	(3,265)	—	(4,156)	—
Impairment of real estate assets	63,698	—	84,910	25,365
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	474	464	1,418	1,392
FFO attributable to common stockholders	$6,553	$10,122	$24,239	$39,436
Transaction related	114	105	253	382
Amortization of deferred financing costs	933	920	2,767	2,758
Amortization of deferred lease incentives, net	175	126	394	373
Equity-based compensation	852	725	2,378	2,450
Loss on extinguishment of debt, net	—	—	—	1,078
Other adjustments, net (1)	2,366	—	3,045	—
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	14	29	42	86
Core FFO attributable to common stockholders	$11,007	$12,027	$33,118	$46,563
Amortization of above and below market leases, net	(312)	(58)	(987)	(1,024)
Straight-line rental revenue	(4,898)	1,283	(11,048)	974
Unconsolidated Joint Venture basis difference amortization	114	114	341	341
Capital expenditures and leasing costs (2)	(18,283)	(6,057)	(42,196)	(15,821)
Other adjustments, net	66	80	207	262
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	27	(22)	66	(65)
FAD attributable to common stockholders	$(12,279)	$7,367	$(20,499)	$31,230

Weighted average shares outstanding - basic	56,313	55,948	56,204	55,887
Effect of weighted average dilutive securities (3)	530	236	56	19
Weighted average shares outstanding - diluted	56,843	56,184	56,260	55,906

FFO attributable to common stockholders per diluted share	$0.12	$0.18	$0.43	$0.71
Core FFO attributable to common stockholders per diluted share	$0.19	$0.21	$0.59	$0.83
FAD attributable to common stockholders per diluted share	$(0.22)	$0.13	$(0.36)	$0.56
____________________________________
(1)Other adjustments, net includes demolition costs of $1.3 million and $1.8 million during the three and nine months ended September 30, 2025, respectively, in relation to the ongoing demolition of the six buildings on the Deerfield, Illinois campus. These demolition costs are presented in property operating expenses on the consolidated statements of operations. Other adjustments, net also includes $0.3 million in connection with the retirement of Gary Landriau as Chief Investment Officer, and $0.6 million of previously deferred equity offering costs in connection with the scheduled expiration of the Company’s universal shelf registration statement on Form S-3 with the SEC during November 2025, which are presented in other (expense) income, net on the consolidated statements of operations. Each of the above items have been included as “other adjustments” to Core FFO and Adjusted EBITDA as they do not reflect the ongoing operating performance of the Company.
(2)Capital expenditures and leasing costs during the three and nine months ended September 30, 2025 includes capitalized interest of $0.2 million and $0.3 million, respectively, primarily related to lease related commitments. No interest expense was capitalized during the three and nine months ended September 30, 2024.
(3)Dilutive securities include unvested restricted stock units net of assumed repurchases in accordance with the treasury stock method and exclude performance-based restricted stock units for which the performance thresholds have not been met by the end of the applicable reporting period. Such dilutive securities are not included when calculating net loss per diluted share applicable to the Company for the three and nine months ended September 30, 2025 and 2024, as the effect would be antidilutive.

ORION PROPERTIES INC.
EBITDA, EBITDAre AND ADJUSTED EBITDA
(In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss attributable to common stockholders	$(69,035)	$(10,217)	$(103,499)	$(70,250)
Adjustments:
Interest expense, net	7,880	8,170	24,052	24,374
Depreciation and amortization	14,709	19,913	45,659	83,031
Provision for income taxes	67	76	200	226
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	1,004	975	2,989	2,737
EBITDA	$(45,375)	$18,917	$(30,599)	$40,118
Gain on disposition of real estate assets	(3,265)	—	(4,156)	—
Impairment of real estate assets	63,698	—	84,910	25,365
EBITDAre	$15,058	$18,917	$50,155	$65,483
Transaction related	114	105	253	382
Amortization of above and below market leases, net	(312)	(58)	(987)	(1,024)
Amortization of deferred lease incentives, net	175	126	394	373
Loss on extinguishment and forgiveness of debt, net	—	—	—	1,078
Other adjustments, net (1)	2,366	—	3,045	—
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	(7)	(7)	(22)	(22)
Adjusted EBITDA	$17,394	$19,083	$52,838	$66,270
____________________________________
(1)See discussion of items included in other adjustments, net in note 1 to FFO, Core FFO and FAD.

ORION PROPERTIES INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest expense - as reported	$7,880	$8,170	$24,052	$24,374
Adjustments:
Amortization of deferred financing costs and other non-cash charges	(933)	(920)	(2,767)	(2,758)
Proportionate share of Unconsolidated Joint Venture Interest Expense, excluding non-cash amortization	516	481	1,528	1,256
Interest Expense, excluding non-cash amortization	$7,463	$7,731	$22,813	$22,872

	Three Months Ended September 30,		Nine Months Ended September 30,
Interest Coverage Ratio	2025	2024	2025	2024
Interest Expense, excluding non-cash amortization (1)	$7,463	$7,731	$22,813	$22,872
Adjusted EBITDA (2)	17,394	19,083	52,838	66,270
Interest Coverage Ratio	2.33x	2.47x	2.32x	2.90x

Fixed Charge Coverage Ratio
Interest Expense, excluding non-cash amortization (1)	$7,463	$7,731	$22,813	$22,872
Proportionate share of Unconsolidated Joint Venture adjustments for secured debt principal amortization	146	138	433	184
Total fixed charges	7,609	7,869	23,246	23,056
Adjusted EBITDA (2)	17,394	19,083	52,838	66,270
Fixed Charge Coverage Ratio	2.29x	2.43x	2.27x	2.87x
____________________________________
(1)Refer to the Statement of Operations for interest expense calculated in accordance with GAAP and to the Supplemental Information Package for the required reconciliation to the most directly comparable GAAP financial measure.
(2)Refer to the Statement of Operations for net income calculated in accordance with GAAP and to the EBITDA, EBITDAre and Adjusted EBITDA section above for the required reconciliation to the most directly comparable GAAP financial measure.

Net Debt	September 30, 2025	December 31, 2024
Mortgages payable, net	$371,772	$371,222
Credit facility revolver	110,000	119,000
Total debt - as reported	481,772	490,222
Deferred financing costs, net	1,228	1,778
Principal Outstanding	483,000	492,000
Proportionate share of Unconsolidated Joint Venture Principal Outstanding	25,897	26,329
Adjusted Principal Outstanding	508,897	518,329
Cash and cash equivalents	(32,639)	(15,600)
Proportionate share of Unconsolidated Joint Venture cash and cash equivalents	(394)	(425)
Net Debt	$475,864	$502,304

ORION PROPERTIES INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

	September 30, 2025	December 31, 2024
Total real estate investments, at cost - as reported	$1,174,249	$1,282,452
Adjustments:
Gross intangible lease assets	253,127	284,108
Gross intangible lease liabilities	(38,660)	(45,473)
Non-Operating Properties total real estate investments, at cost	(11,113)	(11,113)
Proportionate share of Unconsolidated Joint Venture Gross Real Estate Investments	46,092	45,588
Gross Real Estate Investments	$1,423,695	$1,555,562

	September 30, 2025	December 31, 2024
Net Debt Ratios
Net Debt (1)	$475,864	$502,304
Annualized Most Recent Quarter Adjusted EBITDA	69,576	66,316
Net Debt to Annualized Most Recent Quarter Adjusted EBITDA Ratio	6.84x	7.57x

Net Debt (1)	$475,864	$502,304
Annualized Year-to-Date Adjusted EBITDA (2)	70,451	82,849
Net Debt to Annualized Year-to-Date Adjusted EBITDA Ratio (2)	6.75x	6.06x

Net Debt (1)	$475,864	$502,304
Gross Real Estate Investments (1)	1,423,695	1,555,562
Net Debt Leverage Ratio	33.4%	32.3%

Unencumbered Assets/Real Estate Assets
Unencumbered Gross Real Estate Investments (1)	$776,130	$909,312
Gross Real Estate Investments (1)	1,423,695	1,555,562
Unencumbered Asset Ratio	54.5%	58.5%
____________________________________
(1)Refer to the Balance Sheets for total debt and real estate investments, at cost calculated in accordance with GAAP and to the table above for the required reconciliation to the most directly comparable GAAP financial measure. The Company's otherwise unencumbered properties are part of the unencumbered property pool under the related loan agreements and therefore, generally are not available to simultaneously serve as collateral under other borrowings.
(2)Year-to-date adjusted EBITDA for December 31, 2024 has not been annualized for the purpose of this calculation.

ORION PROPERTIES INC.
CORE FUNDS FROM OPERATIONS PER DILUTED SHARE - 2025 GUIDANCE
(Unaudited)

The Company expects its 2025 Core FFO per diluted share to be in a range between $0.74 and $0.76. This guidance assumes:
• Net Debt to Adjusted EBITDA: 6.7x to 7.2x
• General & Administrative Expenses: $19.5 million to $20.0 million
The estimated net loss per diluted share is not a projection and is provided solely to satisfy the disclosure requirements of the SEC.
The Company does not provide a reconciliation of Net Debt to Adjusted EBITDA guidance to the most directly comparable GAAP measure, due to the inherent difficulty and uncertainty in quantifying certain adjustments principally related to the Company’s investment in the unconsolidated joint venture.

	Low	High
Diluted net loss per share attributable to common stockholders	$(0.58)	$(0.56)
Gain on disposition of real estate assets, net	—	—
Depreciation and amortization of real estate assets	1.06	1.06
Impairment of real estate	—	—
Proportionate share of adjustments for Unconsolidated Joint Venture	0.03	0.03
FFO attributable to common stockholders per diluted share	0.51	0.53
Adjustments (1)	0.23	0.23
Core FFO attributable to common stockholders per diluted share	$0.74	$0.76
____________________________________
(1)Includes transaction related expenses, amortization of deferred lease incentives, net, amortization of deferred financing costs, equity-based compensation, and our proportionate share of such adjustments for the Unconsolidated Joint Venture.